Filed Pursuant To Rule 433

Registration No. 333-217785

June 26, 2018

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

May 2018

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	69,038,600	2,824,232	1,218,420	1,605,812	8,728,185	14,256,670
XLF	Financial Select Sector SPDR Fund	48,227,216	179,398	105,442	73,957	2,592,979	2,124,666
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	22,029,020	130,923	63,585	67,338	805,568	1,405,620
XLE	Energy Select Sector SPDR Fund	17,011,478	75,762	39,243	36,519	557,436	640,762
XLU	Utilities Select Sector SPDR Fund	13,389,548	24,535	7,559	16,976	246,151	302,095
XLP	Consumer Staples Select Sector SPDR Fund	12,887,454	23,506	13,203	10,303	215,119	226,749
XLK	Technology Select Sector SPDR Fund	12,260,598	17,216	8,868	8,348	159,011	243,446
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	11,228,212	929	74	855	30,392	121,365
XLI	Industrial Select Sector SPDR Fund	10,402,272	26,044	11,267	14,777	171,474	297,594
XLV	Health Care Select Sector SPDR Fund	8,928,398	26,798	9,164	17,635	119,057	205,349
GLD®	SPDR Gold Shares	6,248,744	90,763	58,678	32,086	1,594,069	842,261
KRE	SPDR S&P Regional Banking ETF	5,609,019	39,748	21,062	18,686	734,090	380,628
XLB	Materials Select Sector SPDR Fund	5,031,789	3,958	1,924	2,035	64,287	111,462
XLY	Consumer Discretionary Select Sector SPDR Fund	4,734,230	5,402	3,441	1,961	93,984	124,316
XRT	SPDR S&P Retail ETF	4,224,617	12,400	5,753	6,647	43,147	109,566
XBI	SPDR S&P Biotech ETF	4,025,679	39,088	20,277	18,812	214,250	303,724
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,648,995	59,062	31,747	27,315	409,429	285,067
FEZ	SPDR EURO STOXX 50 ETF	3,122,936	15,375	3,492	11,884	112,423	277,937
XHB	SPDR S&P Homebuilders ETF	2,591,330	5,145	1,218	3,927	58,367	84,126
KBE	SPDR S&P Bank ETF	2,347,325	2,297	799	1,499	32,380	54,420
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	2,023,171	1	1	—	15	182
XLRE	Real Estate Select Sector SPDR Fund	1,972,897	158	64	95	1,590	1,774
XME	SPDR S&P Metals & Mining ETF	1,937,834	3,544	2,130	1,414	63,209	128,842
SPYG	SPDR Portfolio S&P 500 Growth ETF	1,263,844	13	9	4	176	77
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,047,793	44	29	15	1,166	371
MDY	SPDR S&P MidCap 400 ETF Trust	910,902	1,398	808	591	25,873	17,628
XES	SPDR S&P Oil & Gas Equipment & Services ETF	838,068	333	273	60	7,154	1,165

Source: Bloomberg as of 05/31/2018.

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	699,303	5	2	3	158	207
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	582,108	—	—	—	4	—
RWX	SPDR Dow Jones International Real Estate ETF	510,440	4	4	1	77	97
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	507,629	2	1	2	100	53
SPYV	SPDR Portfolio S&P 500 Value ETF	457,835	6	5	1	135	4
SPDW	SPDR Portfolio Developed World ex-US ETF	386,949	2	2	1	104	38
KIE	SPDR S&P Insurance ETF	375,363	6	3	3	538	823
SDY	SPDR S&P Dividend ETF	332,889	27	14	13	1,074	581
RWR	SPDR Dow Jones REIT ETF	206,571	6	2	4	163	192
GNR	SPDR S&P Global Natural Resources ETF	170,974	15	11	5	6,822	183
RWO	SPDR Dow Jones Global Real Estate ETF	166,038	—	—	1	20	5
CWI	SPDR MSCI ACWI ex-US ETF	147,630	—	1	—	1	—
DWX	SPDR S&P International Dividend ETF	113,560	1	—	1	31	18
XPH	SPDR S&P Pharmaceuticals ETF	96,588	14	6	9	88	313
XAR	SPDR S&P Aerospace & Defense ETF	90,953	13	10	3	358	191
XSD	SPDR S&P Semiconductor ETF	88,799	5	3	2	49	47
GWX	SPDR S&P International Small Cap ETF	87,265	2	1	1	166	13
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	62,539	4	4	1	75	24
EDIV	SPDR S&P Emerging Markets Dividend ETF	56,622	4	1	3	30	83
GXC	SPDR S&P China ETF	56,280	17	15	2	210	157
EWX	SPDR S&P Emerging Markets SmallCap ETF	50,073	2	2	—	17	6
NANR	SPDR S&P North American Natural Resources ETF	37,540	—	1	—	—	—
KCE	SPDR S&P Capital Markets ETF	34,959	4	2	3	151	122
GMF	SPDR S&P Emerging Asia Pacific ETF	18,203	7	5	2	99	43

Source: Bloomberg as of 05/31/2018.

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors 2

SPDR® ETF Options Report © 2018 State Street Corporation. All Rights Reserved. ID13215-2047512.5.1.NA.INST 0618 Exp. Date: 06/30/2019 SPD001657 ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Risk Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Shares Trust: The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. For more information, please contact the Marketing Agent for GLDW: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston MA 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. State Street Global Advisors © 2018 State Street Corporation. All Rights Reserved. ID13215-2047512.5.1.NA.INST 0618 Exp. Date: 06/30/2019 SPD001657

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.